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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AEROGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AeroGen, Inc.
2071 Stierlin Court
Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2002 AT 9:00 A.M.

To the Stockholders of AeroGen, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AeroGen, Inc. (the "Company") will be held at the Company's new offices at 2071 Stierlin Court, Mountain View, California 94043, on Tuesday, May 14, 2001, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect two Class II directors to hold office for a term ending in 2005 and until their successors are elected and have qualified; and

  2.
  To amend the Company's Certificate of Incorporation to change the spelling of its name from AeroGen, Inc. to Aerogen, Inc.; and

  3.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and

  4.
  To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

        The Board of Directors of the Company has fixed the close of business on March 25, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Carol A. Gamble Secretary

Mountain View, California
April 10, 2002

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

AeroGen, Inc.
2071 Stierlin Court
Mountain View, CA 94043

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2002

To the Stockholders of AeroGen, Inc.:

        The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of AeroGen, Inc. (the "Company" or "Aerogen"), a Delaware corporation, for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m., local time, on Tuesday, May 14, 2002 at the Company's new offices located at 2071 Stierlin Court, Mountain View, California 94043; telephone number 650-864-7300.

        Only holders of record of Aerogen Common Stock as of the close of business on March 25, 2002 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, the Company had outstanding                        shares of its Common Stock, par value $0.001 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters to be voted on at the Annual Meeting.

        Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company at the Company's offices at 2071 Stierlin Court, Mountain View, California 94043, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the Annual Meeting or by proxy. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

        This Proxy Statement and the accompanying proxy card are being mailed to Aerogen stockholders on or about April 10, 2002. Directors, officers and other employees of the Company may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by the Company, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS

        Aerogen's Certificate of Incorporation provides for three classes of directors: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of stockholders, each director to serve for a three-year term. In accordance with the Certificate of Incorporation, Class II directors are to be elected at the 2002 annual meeting, Class III directors are to be elected at the annual meeting in 2003 and Class I directors are to be elected at the annual meeting in the year 2004. The Board is currently composed of eight directors, and the term of two of these directors expires in 2002.

Nominees

        Two Class II directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 2005 and until his or her successor has been elected and has qualified, or until his or her earlier death, resignation or removal. The nominees for election at the Annual Meeting are Thomas R. Baruch and Dr. Jane E. Shaw, the current Class II directors. Dr. Susan D. Desmond-Hellmann was a Class II director until March 12, 2002, when she resigned from the Board due to her extensive commitments to Genentech, Inc., where she is Executive Vice President and Chief Medical Officer. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of all nominees, unless marked to the contrary. Pursuant to applicable Delaware corporation law and assuming the presence of a quorum, two directors will be elected, from among those persons duly nominated for such positions, by a plurality of the votes actually cast by stockholders entitled to vote at the Annual Meeting who are present in person or by proxy. Thus, nominees who receive the first and second highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE
NAMED NOMINEES.

        The following table provides the names and current ages of the nominees for election as directors and of each other director, and indicates the periods during which such persons have served as directors of Aerogen.

Name and Positions with Aerogen in Addition to Director	Age	Director Continuously Since
Nominees: (Class II Directors)
Thomas R. Baruch	63	1994
Dr. Jane E. Shaw (Chairman and Chief Executive Officer)	63	1998
Incumbents: (Class I Directors)
Dr. Phyllis I. Gardner	51	2000
Philip M. Young	62	1994
Class III Directors
Jean-Jacques Bienaimé	48	1999
Yehuda Ivri (Chief Technical Officer)	50	1991
Bernard Collins(1)	52	2002

(1)
Mr. Collins was asked to join the Board in December 2001, contingent on attending his first Board meeting. He joined the Board on March 12, 2002, when he attended his first Board meeting.

Business Experience of Directors

  Nominees (Class II Directors)

        Thomas R. Baruch has served as a director of Aerogen since 1994. He has been a General Partner at CMEA Ventures, a venture capital firm (previously an affiliated fund of New Enterprise Associates), since 1988. Mr. Baruch was a special partner of New Enterprise Associates from 1990 to 1996. Mr. Baruch received a B.S. in Engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University. Mr. Baruch serves as a director of Netro Corporation, a telecommunications company, Symyx Technologies, a technology research company, Physiometrix Inc., a medical products company, and Aclara Biosciences, Inc., a life science company.

        Jane E. Shaw, Ph.D. has served as Chairman of the Board of Directors and as the Company's Chief Executive Officer since 1998. Dr. Shaw was a founder and consultant of The Stable Network, a consulting company focusing on improving the productivity and profitability of biopharmaceutical companies, from 1994 to 1998. Dr. Shaw held various scientific and management positions with ALZA Corporation, a pharmaceutical company, from 1970 to 1994, most recently as President and Chief Operating Officer from 1987 to 1994. Dr. Shaw received a B.Sc. and Ph.D. in Physiology from Birmingham University in England. Dr. Shaw also serves as a director of Boise Cascade Corporation, an office, wood and paper products company, Intel Corporation, a semiconductor manufacturer, IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company, and McKesson HBOC, Inc., a healthcare supply management company.

Directors Continuing In Office

Class I Directors

        Phyllis I. Gardner, M.D. has served as a director of Aerogen since May 2000. Dr. Gardner is currently the Senior Associate Dean for Education and Student Affairs and Associate Professor of Molecular Pharmacology and Medicine at Stanford University School of Medicine and has been with the university since 1984. Dr. Gardner was Vice President of Research and Principal Scientist of ALZA Corporation and head of ALZA Technology Institute from 1996 to 1998. She was Principal Scientist and a consultant to ALZA from 1994 to 1996. Dr. Gardner received a B.S. in Biology from the University of Illinois and an M.D. from Harvard Medical School. Dr. Gardner serves as a director of Aronex Pharmaceuticals, Inc., a biopharmaceutical company.

        Philip M. Young has served as a director of Aerogen since 1994. Mr. Young has been a General Partner with U.S. Venture Partners, a venture capital firm, since 1990. Mr. Young was a Managing Director of Dillon Read & Co., a financial services company, and Concord Partners, a venture capital firm managed by Dillon Read, from 1986 to 1990. Mr. Young was President and CEO of Oximetrix, Inc., a privately held manufacturer of high technology medical instruments and sterile disposable products, from 1978 to 1986. Mr. Young received a B.S. in Mechanical Engineering from Cornell University, an M.S. in Engineering Physics from George Washington University and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Young serves as a director of Compugen, Ltd., a bioinformatics company, Zoran Corporation, a digital solutions provider, and several privately-held companies.

Class III Directors

        Jean-Jacques Bienaimé has served as a director of Aerogen since 1999. Mr. Bienaimé has been President, Chief Executive Officer and a director of SangStat Medical Corporation, a biopharmaceutical company, since 1998, and Chairman of its Board of Directors since October 2000. Mr. Bienaimé held various positions at Rhône Poulenc Rorer Inc., a leading pharmaceutical company, from 1992 to 1998, most recently as Senior Vice President of Corporate Marketing and Business Development.

Mr. Bienaimé received an M.B.A. from the Wharton School at the University of Pennsylvania and a degree in Economics from Ecole Supérieure de Commerce de Paris in France. Mr. Bienaimé serves as a director of the Fox Chase Cancer Center in Philadelphia.

        Yehuda Ivri founded Aerogen in 1991 and has served as a member of the Board of Directors since its inception. Mr. Ivri has served as Aerogen's Chief Technical Officer since 1996 and previously was Chief Scientist and Vice President. Mr. Ivri received an M.S. in Mechanical Engineering from the Technion-Israel Institute of Technology.

        Bernard Collins joined the Board of Directors on March 12, 2002. Mr. Collins currently is an independent consultant in the areas of business strategy and management. From 1994 to 2000, he was the Vice President, International Operations of Boston Scientific Corporation. Prior to that time he was a management consultant and held management positions in medical device/healthcare companies. Mr. Collins received a B.A. in Industrial Psychology from the National University of Cork. He serves as a director of several privately held companies.

Meetings and Committees of the Board

        There were six meetings of the full Board during the fiscal year ended December 31, 2001. All of the directors attended at least 75% of the meetings of the Board and the committees on which he or she served, held during the period in which he or she served. The Board has two standing committees: the Compensation Committee and the Audit Committee. The current members of the Compensation Committee are Mr. Bienaimé, Dr. Gardner and Mr. Young. The Compensation Committee, which met five times during 2001, approves all of the Company's compensation plans, including grants of stock options under Company's stock plans and the compensation arrangements for the Company's executives. The current members of the Audit Committee are Mr. Baruch, Mr. Collins and Mr. Young. Dr. Desmond-Hellmann was a member of the Audit Committee until her resignation from the Board in March 2002. The Audit Committee, which met six times during 2001, is responsible for assisting the Board in its responsibilities of overseeing the Company's financial affairs. In this capacity, the Audit Committee reviews the Company's consolidated financial statements and quarterly earnings with management and with the Company's independent accountants, and consults with the Company's independent accountants concerning their audit plan, the results of their audit, the appropriateness of accounting principles used by the Company, the adequacy of the Company's internal controls and the independence of the accountants. The duties of the Audit Committee are set forth in more detail in its report at page 15 of this Proxy Statement. All members of the Company's Audit Committee are independent, as independence is defined in Rule 4200(a)(14) of the NASD listing standards.

        There are no family relationships among any directors or executive officers of the Company. Directors currently receive no cash compensation from Aerogen for their services as members of the Board, or for attendance at Board or committee meetings.

        In August 2000, the Board adopted the 2000 Non-employee Directors' Stock Option Plan, approved by the stockholders in November 2000, to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors. Any director first elected to the Board after November 2000 will receive an initial option to purchase 15,000 shares of Common Stock, vesting one third on the first anniversary of the date of grant, and the remainder in 24 equal monthly installments thereafter. In addition, on the date of each annual meeting of stockholders, each non-employee director will receive an annual option to purchase 5,000 shares of Common Stock, vesting in equal monthly installments over 36 months. The exercise price of options granted under this plan will be the fair market value of the Common Stock on the date of the grant. Under this plan, all of the members of the Board on May 8, 2001, the date of Aerogen's 2001 annual stockholders' meeting, received an option to purchase 5,000 shares of Common Stock at an exercise price of $4.54.

Under the plan, Mr. Collins received an initial option to purchase 15,000 shares of Common Stock at a exercise price of $1.62 per share on March 12, 2002, when he joined the Board.

PROPOSAL 2
APPROVAL OF AMENDMENT TO OUR CERTIFICATE
OF INCORPORATION TO CHANGE THE SPELLING OF OUR NAME

        In our corporate and marketing materials, we have moved away from using a capital letter "G" in our name, and have switched to using the spelling "Aerogen", which we believe is simpler and more streamlined. In order to avoid any confusion, our Board recommends that we formally change our corporate name to "Aerogen, Inc." from AeroGen, Inc. The change would be accomplished through the amendment of our Certificate of Incorporation.

        The change of our name to Aerogen, Inc. will not affect the rights of any stockholder or the validity or the transferability of stock certificates currently outstanding. Our stockholders will not be required to surrender or exchange any of our stock certificates that they currently hold, and our NASDAQ trading symbol will not change.

        In accordance with the Delaware General Corporation Law and our Certificate of Incorporation, approval of the amendment to the Certificate of Incorporation to change the spelling of our name requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this proposal.

        If approved, we will amend our Certificate of Incorporation as provided above, which amendment will be effective upon filing with the Delaware Secretary of State.

        The Board Of Directors Recommends That You Vote To Amend Our Certificate Of Incorporation To Change The Spelling Of Our Name To "Aerogen, Inc."

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

        The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2002, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception in 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        Audit Fees.    For the year ended December 31, 2001, the aggregate fees to be billed by PricewaterhouseCoopers LLP for the audit of the Company's consolidated financial statements will be approximately $95,500. Audit fees for 2001 include approximately $25,500 for reviews of the Company's quarterly financial statements.

        All Other Fees.    For the year ended December 31, 2001, PricewaterhouseCoopers LLP billed or will bill the Company approximately $9,500 for a statutory audit of the Company's subsidiary in Galway, Ireland; $8,000 for domestic accounting and international tax advice; $2,500 for review of the Company's Registration Statement on Form S-8; $12,500 for preparation of the Company's tax return; and $3,500 for preparation of the Irish tax return for the Company's subsidiary.

        Financial Information Systems Design and Implementation Fees.    No fees were billed for information technology consulting services for the year ended December 31, 2001.

        The Audit Committee has determined that the rendering of its non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the accountants' independence.

The Board Of Directors Recommends A Vote In Favor Of Proposal 3

BENEFICIAL STOCK OWNERSHIP

        The following table sets forth the beneficial ownership of the Company's Common Stock as of March 25, 2002, except as otherwise noted, (i) by each person, entity or "group" of persons or entities known by the Company to be beneficial owners of more than 5% of the Company's Common Stock, (ii) by each director, including nominees, and each of the Named Executive Officers listed in the Summary Compensation Table, and (iii) by all executive officers and directors as a group. Percentage ownership is based on [            ] shares of Common Stock outstanding on March 25, 2002. Except as described below, each person has sole voting and investment power with respect to the Common Stock described in the table. Unless otherwise indicated, the address of each of the individuals named below is: c/o Aerogen, Inc., 2071 Stierlin Court, Mountain View, California 94043.

	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Outstanding Shares
Five Percent Holders:
Mazama Capital Management, Inc. (2) One S.W. Columbia, Suite 1860 Portland, Oregon 97258	2,739,150	13.6%
Entities Affiliated with U.S. Venture Partners (3) 2180 Sand Hill Road, Suite 300 Menlo Park, CA 94025	1,936,142	9.6%
Entities Affiliated with Chemicals and Materials Enterprise Associates, Limited Partnership (4) 235 Montgomery Street, Suite 920 San Francisco, CA 94104	1,447,292	7.2%
Entities Affiliated with Interwest Partners (5) 3000 Sand Hill Road Building 3, Suite 255 Menlo Park, CA 94025	1,264,549	6.3%
Directors and Executive Officers:
Jane E. Shaw, Ph.D. (6)	508,535	2.5%
Thomas R. Baruch (7)	1,455,903	7.2%
Jean-Jacques Bienaimé (8)	13,125	*
Casper L. de Clercq (9)	114,756	*
Bernard Collins	12,105	*
Robert Fishman (10)	50,532	*
Carol A. Gamble (11)	56,250	*
Phyllis I. Gardner, M.D. (12)	13,681	*
Yehuda Ivri	1,074,666	5.3%
Deborah K. Karlson (13)	106,667	*
Michael Klimowicz (14)	99,572	*
John S. Power	393,420	2.0%
John E. Ross	—	—
Philip M. Young (15)	1,954,753	9.7%
All executive officers and directors as a group (14 persons)(16)	5,853,965	29.1%

*
Percentages are not shown if holdings total less than 1% of total outstanding shares.

(1)
Includes outstanding stock options that will be vested on or before May 25, 2002, to purchase shares of the Company's Common Stock, and shares repurchasable by the Company, as described in the footnotes below.

(2)
Information is as provided by the holder in its Schedule 13G/A filed with the SEC on January 30, 2002. As to such shares, the holder has indicated in its Schedule 13G/A that it has sole voting power and sole dispositive power with respect to 2,356,250 shares.

(3)
Information is as provided by the holder in its Schedule 13G filed with the SEC as of February 13, 2001 and confirmed by written communication to the Company on February 22, 2002. Includes 1,674,763 shares held by U.S. Venture Partners IV, L.P., 203,295 shares held by Second Ventures II, L.P. and 58,084 shares held by USVP Entrepreneur Partners II, L.P. (collectively, the "USVP Entities"). Presidio Management Group IV, L.P. is the general partner of the USVP Entities. Philip M. Young, a director of Aerogen, is a general partner of Presidio Management Group IV, L.P. and shares voting and dispositive power with respect to these shares. Mr. Young disclaims beneficial ownership of the shares held by the USVP Entities within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(4)
Information is as provided by the holder in its Schedule 13G/A filed with the SEC on February 14, 2002. Includes 1,299,144 shares held by Chemical and Materials Enterprise Associates, Limited Partnership (CMEA) and 148,148 shares held by CMEA Life Sciences Fund, L.P. CMEA Partners is a general partner of CMEA. The individual general partners of CMEA Partners are Cornelius C. Bond, Jr., Nancy L Dorman, Richard Kramlich, Thomas C. McConnell and Charles W. Newhall III. Donald R. Murfin is also a general partner of CMEA. Mr. Baruch, a director of Aerogen, is a general partner of CMEA and also a general partner of CMEA Life Sciences Fund, L.P. In such capacity, he has shared voting power and shared dispositive power with respect to all of the shares. Mr. Baruch disclaims beneficial ownership of the shares held by Chemical and Materials Enterprise Associates, Limited Partnership and CMEA Life Sciences Fund, L.P. within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(5)
Information is as provided by the holder in its Schedule 13G/A filed with the SEC on February 11, 2002. Includes 37,486 shares held by Interwest Investors VI, LP and 1,227,063 shares held by Interwest Partners VI, LP. The voting and dispositive power with respect to these shares is shared by the managing directors of Interwest Management Partners VI LLC (Harvey B. Cash, Alan W. Crites, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Robert R. Momsen and Arnold L. Oronsky) and the venture member of Interwest Management Partners VI LLC (Gilbert H. Kliman).

(6)
Includes 33,889 shares issuable upon exercise of options that are or will be vested within 60 days of March 25, 2002, and 14,814 shares held by the Carpenter Family Trust, in which Dr. Shaw has an economic interest.

(7)
See Note 4 above. Also includes 8,611 shares issuable to Mr. Baruch upon the exercise of options that are or will be vested within 60 days of March 25, 2002.

(8)
Consists of shares issuable upon the exercise of options that are or will be vested within 60 days of March 25, 2002.

(9)
Includes 20,138 shares issuable upon the exercise of options that are or will be vested within 60 days of March 25, 2002, and 11,250 shares subject to repurchase by the Company at the original purchase price in the event of termination of Mr. de Clercq's service, which repurchase right lapses over time.

(10)
Includes 22,277 shares issuable upon the exercise of options that are or will be vested within 60 days of March 25, 2002, and 694 shares subject to repurchase by the Company at the original purchase price in the event of termination of Dr. Fishman's service, which repurchase right lapses over time.

(11)
Includes 56,250 shares issuable upon the exercise of options that are or will be vested within 60 days of March 25, 2002.

(12)
Includes 10,348 shares issuable upon the exercise of options that are or will be vested within 60 days of March 25, 2002.

(13)
Includes 16,667 shares issuable upon the exercise of options that are or will be vested within 60 days of March 25, 2002.

(14)
Includes 8,333 shares issuable upon the exercise of options that are or will be vested within 60 days of March 25, 2002, and 13,125 shares subject to repurchase by the Company at the original purchase price in the event of termination of Mr. Klimowitz's service, which repurchase right lapses over time. Mr. Klimowitz has resigned as an employee and executive officer of the Company, effective March 31, 2002, to relocate to the San Diego area. He will be a part-time consultant for the remainder of the calendar year. Assuming Mr. Klimowitz remains a consultant to the Company through 2002, the Company's repurchase right will lapse as to all of the shares that are subject to repurchase.

(15)
See Note 2 above. Also includes 8,611 shares issuable upon the exercise by Mr. Young of options that are or will be vested within 60 days of March 25, 2002.

(16)
Includes shares described in the notes above as applicable to directors and current executive officers, as well as Mr. Klimowitz, who has resigned as an executive officer. See Note 15 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Aerogen's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission ("SEC"). Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such forms filed with the SEC and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2001, the Company's directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Jane E. Shaw, the Company's Chairman and Chief Executive Officer and each of the Company's other four most highly compensated executive officers at December 31, 2001 (the "Named Executive Officers").

Annual Compensation
Name and Principal Positions						Securities Underlying Options	All Other Compensation
	Year	Salary(1)		Bonus
Dr. Jane E. Shaw Chairman and Chief Executive Officer	2001 2000 1999	$ $ $	300,000 240,000 240,000	$	— 50,000 —	125,000 233,333 —	— — —

Carol A. Gamble(2) Vice President and General Counsel	2001 2000 1999	$ $	230,000 119,670 —	$	— 80,000 —	95,000 100,000 —	— — —

Michael Klimowicz(3) Vice President, Product Development	2001 2000 1999	$ $ $	195,000 181,000 172,523	$ $ $	23,239 23,239 44,501	50,000 16,666 —	— — —

Casper L. de Clercq Vice President, Sales and Marketing	2001 2000 1999	$ $ $	190,000 175,000 160,132		— — —	95,000 16,666 16,666	— — —

Deborah K. Karlson(4) Vice President and Chief Financial Officer	2001 2000 1999	$ $ $	195,000 180,000 126,380		— — —	95,000 16,666 50,000	— — —

(1)
Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under the Company's Tax Deferral Investment Plan.

(2)
Ms. Gamble joined the Company in May 2000. Her annualized salary for 2000 was $220,000. Bonus consists of signing bonus in two installments, paid upon her joining the Company and in January 2001.

(3)
Mr. Klimowicz has resigned as an employee of the Company effective March 31, 2002.

(4)
Ms. Karlson joined the Company in March 1999. Her annualized salary for 1999 was $160,000.

FISCAL YEAR 2001 OPTION GRANTS

        The following table sets forth information relating to options granted in 2001 to the Named Executive Officers. In addition, in accordance with the rules of the SEC, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% per year from the date the options were granted over the full option term.

							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year(3)
	Number of Securities Underlying Options Granted(2)
Name				Exercise Price Per Share(4)		Expiration Date	5% Per Year		10% Per Year
Dr. Jane E. Shaw	125,000	5.34%			$3.01	12/12/11		$236,622		$599,646
Carol A. Gamble	50,000 45,000	2.13 1.92	% %	$ $	5.00 3.01	2/23/11 12/21/11	$ $	157,244 85,184		398,436 215,872
Michael Klimowicz	50,000	2.13%			$5.00	2/23/11		$157,244		$398,436
Casper L. de Clercq	50,000 45,000	2.13 1.92	% %	$ $	5.00 3.01	2/23/11 12/12/11	$ $	157,244 85,184	$ $	398,436 215,872
Deborah K. Karlson	50,000 45,000	2.13 1.92	% %	$ $	5.00 3.01	2/23/11 12/12/11	$ $	157,244 85,184	$ $	398,436 215,872

(1)
The closing price of the Company's Common Stock on the Nasdaq Stock Market was $            on March 25, 2002. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance that any of the values reflected in the table will be achieved.

(2)
All options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of the employee's relationship with Aerogen. For Dr. Shaw, the options vest in 24 equal monthly installments beginning January 31, 2004. For Ms. Gamble, Mr. de Clercq and Mr. Klimowicz, the $5.00 options vested 10% on December 31, 2001, and will vest 20% on December 31, 2002, 30% on December 31, 2003 and 40% on December 31, 2004. For Ms. Karlson, the $5.00 options vested 20% on December 31, 2001 and will vest 40% on December 31, 2002 and 40% on December 31, 2003. For Mr. de Clercq, Ms. Gamble and Ms. Karlson, the $3.01 options will vest 33 1/3% on June 30, 2002, 33 1/3% on December 31, 2002 and 33 1/3% on June 30, 2003.

(3)
Based on options to purchase a total of 2,341,950 shares of Common Stock granted during the fiscal year ended December 31, 2001.

(4)
Options were granted at an exercise price equal to the fair market value of Aerogen Common Stock on the date of the grant.

AGGREGATED OPTION EXERCISES IN 2001 AND
FISCAL YEAR END OPTION VALUES

        The following table sets forth, with respect to the Named Executive Officers, certain information relating to options held by such officers during the fiscal year ended December 31, 2001.

			Number of Securities Underlying Unexercised Options at Year End(1)		Value of Unexercised In-the-Money Options at Year End(2)
	Shares Acquired on Exercise
Executives		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Jane E. Shaw	—	—	233,333	125,000	$116,667	$61,250
Carol A. Gamble	—	—	105,000	90,000	$50,000	$22,050
Michael Klimowicz	—	—	21,666	45,000	$8,333	$—
Casper L. de Clercq	—	—	38,332	90,000	$56,664	$22,050
Deborah K. Karlson	—	—	26,666	85,000	$8,333	$22,050

(1)
Certain of the options may be exercised under the Company's early exercise program; however, any shares purchased early are subject to repurchase by the Company at the exercise price if the employee's service with the Company terminates. The repurchase right lapses over time.

(2)
Market value of the Company's Common Stock at fiscal year end based on the closing sales price as reported on the Nasdaq Stock Market on December 31, 2001 ($3.50) minus the exercise price of "in-the-money" options.

CERTAIN EXECUTIVE ARRANGEMENTS

        The Company has an Executive Severance Benefit Plan which provides severance benefits to eligible executive employees selected by the Board. Benefits are paid only upon involuntary termination of employment without cause, or voluntary termination of employment for good reason, within one month prior to or within 13 months following a change in control of the beneficial ownership of the Company. Upon execution of a release of claims, each eligible executive would receive 12 months of salary continuation payable in monthly installments, continued health benefits for 12 months and option vesting acceleration. The vesting of 100% of the executive's unvested options would accelerate immediately prior to the date of termination such that the options would vest in 12 monthly installments beginning on the date of termination. Dr. Jane E. Shaw, Casper L. de Clercq, Robert S. Fishman, Carol A. Gamble, Yehuda Ivri, Deborah K. Karlson, Michael Klimowicz, John S. Power and John E. Ross are the current participants in the Executive Severance Benefit Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of Aerogen's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Aerogen's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1

1
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        The Compensation Committee is comprised of three non-employee directors, none of whom has any interlocking or other type of relationship that would call into question his or her independence as a committee member. The members of the Company's Compensation Committee are Jean Jacques Bienaimé, Phyllis I. Gardner and Philip M. Young. In determining compensation, the Compensation Committee has access, for comparison purposes, to compensation surveys for regional technology-based companies, with which the Company competes in the recruitment of its personnel, and national pharmaceutical and biotechnology compensation information, as well as other executive compensation data and surveys. On issues related to executive compensation, the Compensation Committee consults with the Chief Executive Officer and the Company's director of human resources. The following report of the Committee describes the Company's compensation policies during the fiscal year ended December 31, 2001 as they affected the Company's Chief Executive Officer and other executive officers.

Compensation Policies Affecting Executive Officers

        The Company's compensation policies for executive officers are designed to provide target salaries competitive with those of other regional technology-based companies, in order to recruit and retain qualified executives. To date, the Company has not paid regular annual bonuses to its executives. The Company believes that, historically, its compensation has been at or below the 50th percentile of base salaries paid by regional pharmaceutical and biotechnology companies to officers in general, and to the Chief Executive Officer in particular.

        The Company's compensation policies take into account the Company's performance against objectives during the prior year, and the individual contribution of each officer, against agreed upon objectives, to the Company's performance. In addition, the Company's policies recognize the importance of stock ownership through a stock option program to provide long-term incentives that mirror the equity interests of the Company's stockholders. In determining the salaries of Aerogen's executive officers, the Board and the Compensation Committee have adopted policies intended to (i) attract and retain executives whose skills and abilities are critical to the Company's long term success; (ii) reward executives for long-term strategic management and the enhancement of stockholder value; and (iii) recognize performance compared to performance of executives at similar levels of responsibility in comparable companies. As a result, compensation consists of salary, to provide current levels of competitive compensation, and stock options, to provide longer-term incentives and align the executives' interests with those of the Company's stockholders.

        Compensation to be paid to any individual executive has not been based on any particular mathematical formula. Rather, the Board reviewed the objectives, accomplishments, performance and compensation as a whole for each executive, as well as the recommendations of the Chief Executive Officer, and then made appropriate compensation determinations in the exercise of its business judgement.

Relationship of Corporate Performance to Compensation

        During fiscal year 2001, the Company concentrated on expanding its business, operating as a public company, hiring key employees and executives and moving forward the development of its technology and products, as well as launching its first commercial product. During this time, the Company had objectives against which the performance of the Company as a whole, and the executive officers individually, were measured. In determining compensation, including any stock option grants, the Board and the Committee consider the performance of the Company as a whole, and the executives individually, in achieving their objectives.

Other Compensation Plans

        The Company has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to highly compensated individuals such as executive officers. During fiscal year 2001, these plans included (i) an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase Common Stock of the Company at a price equal to 85% of its fair market value on the enrollment date or the purchase date, whichever is lower; and (ii) direct contributions by the employee under the Company's Tax Deferral Investment Plan, with a small matching contribution by the Company.

Chief Executive Officer's Compensation

        The compensation for Dr. Jane E. Shaw, the Company's Chief Executive Officer, was determined in accordance with the criteria described above. Dr. Shaw received a 25% salary increase for fiscal year 2001. She had not received an increase in fiscal year 2000, at her request, in part due to the Company's cash position at the end of 1999. In December 2001, the Board granted Dr. Shaw an option to purchase 125,000 shares of Common Stock, exercisable over a 24 month period beginning on January 31, 2004. In setting Dr. Shaw's compensation, the Committee took into account Dr. Shaw's experience, the scope of her responsibilities and the Board's confidence in Dr. Shaw to lead the Company's continued development. The Committee believes that Dr. Shaw's compensation for fiscal year 2001 was at the low end of salaries for chief executive officers of technology companies in the San Francisco Bay area. During fiscal year 2001, Dr. Shaw led the Company's efforts in launching its first commercial product in the United States and significantly progressing the Company's technology and product development activities.

Policy on Deductibility of Executive Officer Compensation

        Section 162(m) of the Internal Revenue Code generally places a $1.0 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board has approved a limit of 1,000,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under the Company's stock plans in any one year period. These limitations allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1.0 million deductibility limit. The Company believes that all of its compensation paid to date meets the requirements for deductibility. The Committee considers the deductibility limits of Section 162(m) in determining executive compensation.

COMPENSATION COMMITTEE
Jean Jacques Bienaimé
Phyllis I. Gardner
Philip M. Young

AUDIT COMMITTEE REPORT1

        The members of the Audit Committee are Thomas R. Baruch, Bernard Collins2 and Philip M. Young. Each member of the Audit Committee is independent, as defined under the National Association of Securities Dealers' listing standards. The Audit Committee, which was first appointed by the Board in August 2000, operates under a written charter adopted by the Board in August 2000.

        The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility by serving as an independent and objective party to monitor the Company's financial reporting process and internal control systems; reviewing and appraising the audit efforts of the Company's independent accountants and any internal auditing department; and providing an open avenue of communication among the independent accountants, management, the internal finance department and the Board.

        Management is responsible for the Company's internal controls and financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these activities.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants concerning the audited consolidated financial statements of the Company for the year ended December 31, 2001. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

        Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the Company's audited consolidated financial statements for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also selected, subject to stockholder ratification, PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2002.

AUDIT COMMITTEE
Thomas R. Baruch
Philip M. Young

1
The material in this report is not "soliciting material", is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

2
Mr. Collins is not signing the report, as he joined the Audit Committee on March 12, 2002, after completion of the audit of the Company's financial statements for the year ended December 31, 2001.

PERFORMANCE GRAPH1

        The graph below compares total stockholder returns on the Aerogen Common Stock with the cumulative total stockholder return of the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. The Nasdaq Composite Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq Stock Market. The Nasdaq Pharmaceutical Index tracks approximately 280 domestic stocks in the pharmaceutical sector. All values assume reinvestment of the full amount of all dividends.

        The graph below shows the cumulative total stockholder return assuming the investment of $100 on November 10, 2000 (the date of the Company's initial public offering) and the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock, and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each period for which returns are indicated.

        The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future stockholder returns.

1
The material in this section is not "soliciting material" and is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN TRANSACTIONS

        Registration Rights Agreement.    The Company entered into an agreement with the holders of its preferred stock, excluding John S. Power, Aerogen's Vice President, European Operations, pursuant to which they have registration rights with respect to the shares of Common Stock into which the preferred stock has converted.

        Indemnification Agreements.    The Company has indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by Delaware law and the Company's by-laws. The Company intends to execute such agreements with its future directors and officers.

        Transactions with Officers and Directors.    Yehuda Ivri, Aerogen's Founder and Chief Technical Officer, has three notes payable to the Company. On May 6, 1994, the Company received a promissory note for the principal amount of $69,009. The note bears annual interest of 6.43%, with principal and interest due the earlier of May 5, 2003 or 90 days after the date of termination of Mr. Ivri's service with the Company. On August 15, 1996, the Company received a promissory note from Mr. Ivri for the principal amount of $200,000. The note originally bore no interest and the entire principal balance was due on the earliest of (i) August 14, 2001, (ii) 90 days after Mr. Ivri's Common Stock was no longer subject to a lock-up agreement with the underwriters of the Company's initial public offering, or (iii) the date Mr. Ivri's service with the Company terminates pursuant to Mr. Ivri's resignation or is terminated by the Company for cause. This note was amended effective December 31, 2001 to provide that (i) interest will accrue on the outstanding principal at a rate of 4.38% per annum beginning January 1, 2002, (ii) principal and interest will be due on the earlier of termination of Mr. Ivri's service with the Company or December 31, 2006, and (iii) Mr. Ivri will pay the Company a portion of the proceeds of certain of his sales of Company Common Stock until his notes to the Company have been paid in full. On July 21, 2000, the Company received a promissory note from Mr. Ivri for the principal amount of $50,000. The note bears interest at the rate of 6.62%, and the principal and interest are due on the earlier of (i) July 21, 2005 or (ii) the date at which Mr. Ivri's service with the Company terminates. These latter two notes are secured by 166,666 shares of Mr. Ivri's Common Stock. On December 31, 2001, the principal and accrued interest outstanding on the loans to Mr. Ivri totaled $364,627.

        In 1998, Aerogen received a recourse note from Dr. Jane E. Shaw, the Company's Chairman and Chief Executive Officer, in the aggregate principal amount of $140,000, in connection with her purchase of 466,666 shares of Common Stock. The note bore annual interest of 5.93%, with original principal and interest due January 28, 2002. Certain portions of the Common Stock may be repurchased by the Company at the original purchase price if Dr. Shaw's service with the Company terminates. This repurchase right lapses over time. During 2001, the highest balance of principal and accrued interest outstanding on the loan was $149,444. The note was repaid in full in January 2002.

        In 1998, Casper L. de Clercq, Aerogen's Vice President, Sales and Marketing, signed a note in the aggregate principal amount of $53,730 to acquire 90,000 shares of the Company's Common Stock. The note bears annual interest of 4.51%, with original principal and interest due November 19, 2002. Certain portions of the Common Stock may be repurchased by the Company at the original purchase price if Mr. de Clercq's service with the Company terminates. This repurchase right lapses over time. On December 31, 2001, the principal and accrued interest outstanding on the loan was $61,388.

        In 2000, the Company received a recourse note from each of Deborah K. Karlson, Aerogen's Chief Financial Officer, and Michael Klimowicz, Aerogen's Vice President, Product Development, in the aggregate principal amount of $51,730 and $53,730, respectively, each in order to acquire 90,000 shares of Common Stock. The notes bear annual interest at 6.71%, with original principal and interest due April 17, 2004. A portion of the shares purchased by each employee may be repurchased by the Company at the original purchase price if his or her service with the Company terminates. This repurchase right lapses over time. At December 31, 2001 the principal and accrued interest outstanding on the loans were $57,793 for Ms. Karlson and $60,027 for Mr. Klimowicz.

ANNUAL REPORT TO STOCKHOLDERS

        Aerogen's Annual Report on Form 10-K for the year ended December 31, 2001 containing the audited consolidated balance sheets as of December 31, 2001, and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the past three fiscal years and cumulatively from November 18, 1991 (date of inception) through December 31, 2001, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

STOCKHOLDER PROPOSALS

        The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 11, 2002. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

OTHER MATTERS

        The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

By Order of the Board of Directors,

Carol A. Gamble Secretary

Mountain View, California
April 10, 2002

        You are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the meeting, you are requested to sign and return the accompanying proxy card as soon as possible in the accompanying postpaid envelope. Your doing so may save Aerogen the expense of a second mailing.

AEROGEN, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2002

The undersigned hereby appoints Carol A. Gamble and Deborah K. Karlson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AeroGen, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices at 2071 Stierlin Court, Mountain View, CA 94043 on Tuesday, May 14, 2002 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(continued and to be signed on the other side)

/*\ FOLD AND DETACH HERE /*\

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.			Please mark your votes as indicated in this example	☒
PROPOSAL 1. To elect two directors to hold office until the 2005 Annual Meeting of Stockholders.	MANAGEMENT RECOMMENDS A VOTE FOR

PROPOSALS 2 AND 3

FOR all nominees listed below	WITHHOLD AUTHORITY	PROPOSAL 2. To amend the Company’s Certificate of Incorporation to change the spelling of its name from AeroGen, Inc. to Aerogen, Inc.
(except as marked to the contrary) ☐	to vote for all nominees listed below ☐	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees: Mr. Thomas R. Baruch, Dr. Jane E. Shaw		PROPOSAL 3. To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.
To withhold authority to vote for any nominee(s), write such nominee(s)’ name below:		FOR ☐	AGAINST ☐	ABSTAIN ☐

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing, if not signing as an individual stockholder.

Dated

SIGNATURE(S)

/*\ FOLD AND DETACH HERE /*\

QuickLinks

AeroGen, Inc. 2071 Stierlin Court Mountain View, CA 94043
AeroGen, Inc. 2071 Stierlin Court Mountain View, CA 94043
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE THE SPELLING OF OUR NAME
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
BENEFICIAL STOCK OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
FISCAL YEAR 2001 OPTION GRANTS
AGGREGATED OPTION EXERCISES IN 2001 AND FISCAL YEAR END OPTION VALUES
CERTAIN EXECUTIVE ARRANGEMENTS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1
AUDIT COMMITTEE REPORT1
PERFORMANCE GRAPH1
CERTAIN TRANSACTIONS
ANNUAL REPORT TO STOCKHOLDERS
STOCKHOLDER PROPOSALS
OTHER MATTERS